UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 9, 2006

CALIPER LIFE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-28229	33-0675808
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

68 Elm Street

Hopkinton, MA 01748

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (508) 435-9500

__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement. and

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 9, 2006, Caliper Life Sciences, Inc. (“Caliper”) entered into a Loan and Security Agreement with Silicon Valley Bank (“SVB”/ the “Credit Facility”), which permits Caliper to borrow up to $20 million in the form of revolving loan advances, including up to $5 million in the form of letters of credit.  Principal borrowings under the Credit Facility accrue interest at a floating per annum rate equal to the prime rate if Caliper’s unrestricted cash held at SVB exceeds $20 million, or prime plus one-half of one percentage point if Caliper’s unrestricted cash held at SVB is below $20 million.   Under the Credit Facility, Caliper is permitted to borrow up to $20 million, provided it maintains unrestricted cash of at least $20 million with SVB, or is otherwise subject to a borrowing base limit consisting of up to (a) 80% of eligible accounts receivable, as defined, plus (b) the lesser of 90% of Caliper’s unrestricted cash maintained at SVB or $10 million.  The Credit Facility has a two-year initial maturity.  During the first eighteen (18) months following Caliper’s merger with Xenogen Corporation (“Xenogen”), Caliper is subject to pay interest on a minimum of $8 million of outstanding borrowings.

The Credit Facility includes traditional lending and reporting covenants including that certain financial covenants applicable to liquidity and earnings are to be maintained by Caliper and tested as of the last day of each quarter.  The Credit Facility also includes several potential events of default such as payment default, material adverse change conditions and insolvency conditions that could cause interest to be charged at prime plus two percentage points, or for any uncured events of default result in SVB’s right to declare all outstanding obligations immediately due and payable.

Caliper intends to utilize the Credit Facility to refinance Xenogen’s outstanding credit facility with SVB (approximately $8 million as of August 9, 2006), consolidate other existing debt obligations of Caliper and Xenogen, and serve as a source of capital for ongoing operations and working capital needs.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On August 9, 2006, Caliper completed its previously announced plan to acquire Xenogen pursuant to the terms and conditions of an Agreement and Plan of Merger (the “Merger Agreement”) dated February 10, 2006 among Caliper, Caliper Holdings, Inc., a Delaware corporation and direct wholly owned subsidiary of Caliper, and Xenogen.  The transaction was approved by Caliper’s stockholders and Xenogen’s stockholders at meetings of such stockholders held on August 9, 2006.

In connection with the merger, the former Xenogen shareholders will receive 0.5792 of a share of Caliper common stock and 0.2249 of a warrant to acquire one Caliper common share at an exercise price of $6.79, in exchange for each Xenogen common share.  The warrants to purchase Caliper common shares have a term of five years.  In addition, each warrant to purchase shares of Xenogen common stock that was outstanding at the effective time of the merger was assumed by Caliper and converted into a Caliper warrant to purchase the number of shares of Caliper common stock and warrants to purchase Caliper common stock that the warrant holder would have received if such holder had exercised such warrant for shares of Xenogen common stock prior to the merger.  Approximately 13.2 million common shares and approximately 5.125 million warrants to purchase Caliper common shares will be issued in exchange for all outstanding Xenogen common shares and upon any exercise of the converted and assumed Xenogen warrants.  All unexercised options under Xenogen’s stock option plans expired upon the effective time of the merger.

E. Kevin Hrusovsky, President and Chief Executive Officer of Caliper, was also a member of the Board of Directors of Xenogen.  The consideration paid in the transaction was determined as a result of arms’-length negotiation between the parties.

For additional information on the merger, reference is made to Caliper’s Joint Proxy Statement-Prospectus dated July 11, 2006.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(a), (b) and (c) Not applicable

(d) Effective upon the closing of the merger, pursuant to Section 5.7 of the Merger Agreement, two members of Xenogen’s former Board of Directors, David W. Carter and Michael R. Eisenson, have been appointed to Caliper’s Board of Directors.  Messrs. Carter and Eisenson were chosen to serve on the Caliper Board of Directors as the designees of Xenogen under the terms of the Merger Agreement.  Until the time of the merger, Mr. Carter served as Xenogen’s President and Chief Executive Officer.  Board of Director committee assignments for Messrs. Eisenson and Carter have not yet been determined.  Further information about Messrs. Eisenson and Carter is set forth in Caliper’s Joint Proxy Statement-Prospectus dated July 11, 2006.

Item 9.01.  Financial Statements and Exhibits.

(a)  Financial Statements of Businesses Acquired.

The financial statements required by this item will be filed by amendment to this Current Report on Form 8-K as soon as practicable, but not later than 71 days after the date this Current Report on Form 8-K is required to be filed.

(b)  Pro Forma Financial Information.

The pro forma financial information required by this item will be filed by amendment to this Current Report on Form 8-K as soon as practicable, but no later than 71 days after the date this Current Report on Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CALIPER LIFE SCIENCES, INC.

August 14, 2006	By:	/s/ Thomas T. Higgins

Thomas T. Higgins Executive Vice President and Chief Financial Officer